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                                                                    EXHIBIT 10.9





                              ENGAGEMENT AGREEMENT
                             BETWEEN REGISTRANT AND
                              GRANT THORNTON, LLP
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                          [GRANT THORNTON LETTERHEAD]




February 10, 1999



Mr. Joe Preston
President
Efox.net, Inc.
7801 Norfolk Avenue
Suite 208
Bethesda, MD  20814

Dear Mr. Preston:

The purpose of this letter is to set forth the terms of our engagement.

We will audit the balance sheets of Efox.net, Inc. as of February 15, 1999 and the related statements of operations, retained earnings, and cash flows for the period then ended. Our audit will be made in accordance with generally accepted auditing standards and will include our examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. An audit is not designed to provide assurance on internal control or to identify reportable conditions. However, we are responsible for ensuring that the audit committee or others of equivalent authority or responsibility are aware of any reportable conditions that come to our attention during the course of our engagement. Our objective will be the completion of the foregoing audit and, upon its completion and subject to its findings, the rendering of our report on financial statements.

As you know, the financial statements are the responsibility of the management and board of directors of your company who are primarily responsible for the data and information set forth therein, as well as for the evaluation of the capability and integrity of the Company's personnel, ensuring that the company complies with all laws and regulations, and the maintenance of effective internal control over financial reporting, which includes adequate accounting records and procedures to safeguard the Company's assets, including those relating to the Year 2000 issue. It is also the responsibility of management to make all financial records and related information available to us during our engagement. Accordingly, our completion of the audit will require management's cooperation. In addition, as required by generally accepted auditing standards, our procedures will include obtaining written representation from management concerning such matters which we will rely upon.
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                                                           [GRANT THORNTON LOGO]

In providing for an audit to be performed on test basis, generally accepted auditing standards require the auditor to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement, whether caused by error or fraud. Accordingly, an audit is not a special examination designed to detect errors or fraud, nor a guarantee of the accuracy of the financial statements and is subject to the inherent risk that errors, irregularities, or illegal acts, if they exist, might not be detected.
However, if we become aware of material errors or any irregularities or illegal acts during the course of our audit, we will bring them to your attention. Should you then wish to direct special auditing procedures to such matters, we would be pleased to work with you to develop a separate engagement for that purpose.

The Year 2000 issue has received widespread publicity recently. The effect on a company's computer systems may adversely affect its operations and its ability to prepare financial statements. An audit under generally accepted auditing standards is not designed to detect whether a company's systems are Year 2000 compliant. It is management's responsibility to ensure that its systems are Year 2000 compliant. Management may also wish to make inquiries to determine that the systems of relevant third parties such as vendors, service providers and others are Year 2000 compliant. If during the course of our engagement, matters relating to the Year 2000 issue should come to our attention, we will communicate such matters to management.

Our fees for the audit services covered under this letter for the period ended February 15, 1999, will not exceed $5,000. Out-of-pocket expenses will be billed in addition to these fees. Billings will be rendered on the following schedule and are payable upon receipt.


     February 15, 1999                                           5,000


It is understood that our responsibility for such services will extend only to periods covered by our audit and will not include any claims pertaining to later periods for which we are not engaged as auditors.

At your request, we may perform various other services including assistance with the contemplated offering of the Company's stock. The fee associated with this effort will not exceed $5,000, will be based upon our rates for this type of work and will be rendered at the time such services are performed and are payable upon receipt.

This engagement includes only those services specifically described in this letter and appearances before judicial proceedings, government organizations, or regulatory bodies arising out of this engagement will be billed to you separately.

In the unlikely event that differences concerning our services or fees should arise that are not resolved by mutual agreement, we both recognize that the matter will probably involve complex business or accounting issues that would be decided most equitably to us both by a judge hearing the evidence
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                                                           [GRANT THORNTON LOGO]

without a jury. Accordingly, you and we agree to waive any right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to our services and fees for this engagement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

As a supplement to this letter, we are enclosing an explanation of certain of our Firm's Client Service Concepts. We have found that such explanation helps to clarify our services and enhances our ability to work more closely with our clients.

If you are in agreement with the terms of this letter, please sign one copy and return it for our files. We appreciate the opportunity to continue to work with you.


Very truly yours,

GRANT THORNTON LLP


/s/ CALVIN L. HACKEMAN

Calvin L. Hackeman
Partner

CLH:pac


The foregoing letter fully describes our understanding and is accepted by us.

                                           EFOX.NET, INC.

2/17/99                                     /s/ JOE PRESTON
---------------------------                ----------------------------------
Date                                       Joe Preston
                                           President